Issuer Free Writing Prospectus
Filed Pursuant to
Rule 433
Registration Statement No. 333-162195
Dated October 7, 2009

Bloomberg Ticker: SPGRCUUT
Reuters Ticker: .SPGRCUUT

S&P U.S. Carbon Efficient Index
Benchmark Performance With Lower Carbon Emissions

September 30 2009 Presentation

The S&P U.S. Carbon Efficient Index was launched on March 9, 2009. Accordingly, the Index performance from September 17, 2004 to March 6, 2009 shown in this presentation does not reflect the performance of the actual Index, but has been back-calculated on a retrospective basis by Standard & Poor's. The Index did not exist during the period of retrospective calculation, and past performance is not indicative of how the Index will perform in the future.

Carbon Emissions

Growing Impact Everywhere

It is widely believed that CO2 emissions are causing global warming and climate change with far reaching negative impact to the planet Potential Effects on
Environment:

--   Substantial temperature increase and sea-level rise by end of century
--   Glacial retreat: Glacier National Park had 27 glaciers in 2007 versus 150 in 1910 and it is speculated that Himalayan glaciers could disappear by mid century
--   Rising levels of CO2 in oceans will harm aquatic life and ecosystems; many species are threatened due to rising sea temperatures
--   Severe storms and weather patterns causing destruction of property and crops

 Potential Effect on Humanity:

--   Millions of homes around the world may be flooded by rising sea levels

--   Underdeveloped nations may face armed conflict and riots over shortages of resources and food

Sources: Wikipedia, National Geographic Magazine, The Telegraph

Low Carbon Indices Have Been Unsuccessful Thus Far

     Existing Carbon Indices have underperformed their equity benchmarks

     --   There has been negative alpha in most long-only Carbon Indices

     --   Some European Low Carbon Indices have underperformed by more than 20%
          since 2004

     --   Investors have been unwilling to forgo performance in order to be
          "green"

 Carbon Index "Trackers" have recently been introduced in Europe

     --   These indices include all benchmark companies -- overweight Low
          Carbon companies and underweight high carbon companies

     --   Resulting performance is in line with benchmark but only marginally lower carbon footprint

How can market performance be delivered with a meaningfully lower Carbon
Footprint?

S&P U.S. Carbon Efficient Index

Market Performance with a Carbon Efficient Perspective

S&P U.S. Carbon Efficient Index aims to closely track S&P 500 performance with a lower Carbon Footprint and Greenhouse Gas emissions

 A "Green" alternative/complement to the S&P 500 benchmark

--   Very high correlation to S&P 500 (0.99)

--   Historically close tracking to S&P 500 performance since 2004 (1.1%
     annualized tracking error)

--   45% lower Carbon Footprint (higher energy efficiency) compared to S&P 500

--   60% lower Greenhouse Gas emissions (total emissions tonnage per year)

S&P U.S. Carbon Efficient Index was developed in collaboration with Deutsche
Bank and Trucost, the market leader in company Carbon Footprint analysis.

S&P U.S. Carbon Efficient Index

Executive Summary

An index of up to 375 of the lowest Carbon Footprint companies from the S&P 500

     --   Carbon Footprint measured by Trucost PLC, an industry leader in providing detailed Carbon Footprint analysis worldwide

     --   The Index excludes "worst" polluters from the S&P 500 (reduces overall Carbon Footprint)

     --   No more than 50% of an S&P GIC Sector can be excluded (1) (minimize tracking error)

 Index constituents are re-optimized quarterly to track the S&P 500

     --   Northfield Optimizer used to create the optimal number of
          constituents and their weights within the Carbon Index

     --   Optimizer is completely quantitative and contains no discretion or subjectivity

Owned and calculated by Standard & Poor's, developed in collaboration with
Deutsche Bank.

Deutsche Bank has been granted a period of worldwide exclusivity on Structured
Products and ETFs on the Index

(1)During the exclusion process, a company can be eligible for the Carbon Index if the current total excluded percentage of a sector is below 50% and the company's incremental S&P weight causes the excluded percentage of its sector to exceed 50% but not 55%.

S&P U.S. Carbon Efficient Index Methodology

A quarterly process maintained by Standard & Poor's

Step I Rank S&P 500 Constituents by Trucost Carbon Footprint

Step II Exclude 100 Companies with highest Carbon Footprint

Step III Optimize Remaining 400 Companies to Track S&P 500 Index Using No More
Than 375 Constituents

Do not exclude more than 50% of a Sector by Market Capitalization 1
S&P U.S. Carbon Efficient Index

                                 Ongoing Step

Adjust Index for Deletions from the S&P 500 Index

(1)During the exclusion process, a company can be eligible for the Carbon Index if the current total excluded percentage of a sector is below 50% and the company's incremental S&P weight causes the excluded percentage of its sector to exceed 50% but not 55%.

Carbon Reduction Analysis

Annual Carbon Footprint Comparison (GHG Emissions / Annual Revenues)

                                   [GRAPHIC]

Source: Standard & Poor's, Trucost PLC

Carbon Reduction Analysis

Annual Total Carbon Emissions (Total GHG Emissions Tonnage)

                                   [GRAPHIC]

Source: Standard & Poor's, Trucost PLC

S&P U.S. Carbon Efficient Index

Historical and retrospective index levels vs. S&P 500 TR Index

                                   [GRAPHIC]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

Source: Standard & Poor's, Bloomberg

S&P U.S. Carbon Efficient Index

Historical and retrospective annual returns vs. S&P 500 TR Index

                                   [GRAPHIC]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

2004 return is from Index Inception Date of September 17, 2004; Annualized return is over entire period from September 17, 2004

Source: Standard & Poor's,

Bloomberg

S&P U.S. Carbon Efficient Index

Historical and retrospective annual tracking error vs. S&P 500 TR Index

                                   [GRAPHIC]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

2004 tracking error is from Index Inception Date of September 17, 2004;
Annualized tracking error is over entire period from September 17, 2004

Source: Standard & Poor's, Bloomberg

S&P U.S. Carbon Efficient Index

Performance Summary

S&P U.S. Carbon Efficient Index -- Retrospective Index Levels

Retrospective Annual Performance vs. Actual S&P 500 Returns

S&P U.S. Carbon Efficient Index -- Summary Analytics

Volatility Analysis September 17, 2004 -- September 30, 2009

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

*Inception date for the Index was September 17, 2004
Source: Standard & Poor's, Bloomberg

# S&P U.S. Carbon Efficient Index

## Monthly Comparisons

### S&P U.S. Carbon Efficient Index – Simulated Monthly Performance

| | 2004 | 2005 | 2006 | 2007 | 2008 | 2009 |
|---|---|---|---|---|---|---|
| Jan | | -2.17% | 2.14% | 1.25% | -6.22% | -8.17% |
| Feb | | 1.53% | 0.28% | -1.98% | -2.73% | -10.74% |
| Mar | | -1.49% | 1.32% | 1.01% | -0.45% | 9.13% |
| Apr | | -1.82% | 0.90% | 4.29% | 4.63% | 10.06% |
| May | | 3.19% | -2.77% | 3.37% | 1.94% | 5.01% |
| Jun | | 0.26% | 0.17% | -1.66% | -8.25% | 0.06% |
| Jul | | 3.79% | 0.86% | -3.10% | -0.44% | 7.33% |
| Aug | | -0.92% | 2.72% | 1.58% | 1.46% | 3.77% |
| Sep | -1.15% | 0.40% | 2.64% | 3.52% | -9.08% | 3.61% |
| Oct | 1.20% | -1.47% | 3.16% | 1.70% | -17.45% | |
| Nov | 3.84% | 4.00% | 2.03% | -4.54% | -7.68% | |
| Dec | 3.22% | 0.12% | 1.89% | -0.79% | 1.06% | |
| Annual | 7.22% | 5.28% | 16.32% | 4.31% | -37.15% | 19.38% |

### S&P 500 – Actual Monthly Performance

| | 2004 | 2005 | 2006 | 2007 | 2008 | 2009 |
|---|---|---|---|---|---|---|
| Jan | | -2.44% | 2.65% | 1.51% | -6.00% | -8.43% |
| Feb | | 2.10% | 0.27% | -1.96% | -3.25% | -10.65% |
| Mar | | -1.77% | 1.24% | 1.12% | -0.43% | 8.76% |
| Apr | | -1.90% | 1.34% | 4.43% | 4.87% | 9.57% |
| May | | 3.18% | -2.88% | 3.49% | 1.30% | 5.59% |
| Jun | | 0.14% | 0.14% | -1.66% | -8.43% | 0.20% |
| Jul | | 3.72% | 0.62% | -3.10% | -0.84% | 7.56% |
| Aug | | -0.91% | 2.38% | 1.50% | 1.45% | 3.61% |
| Sep | -1.19% | 0.81% | 2.58% | 3.74% | -8.91% | 3.73% |
| Oct | 1.53% | -1.67% | 3.26% | 1.59% | -16.79% | |
| Nov | 4.05% | 3.78% | 1.90% | -4.18% | -7.18% | |
| Dec | 3.40% | 0.03% | 1.40% | -0.69% | 1.06% | |
| Annual | 7.94% | 4.91% | 15.79% | 5.49% | -37.00% | 19.26% |

### S&P U.S. Carbon Efficient Index –Monthly Excess Return vs. S&P 500

| | 2004 | 2005 | 2006 | 2007 | 2008 | 2009 |
|---|---|---|---|---|---|---|
| Jan | | 0.26% | -0.50% | -0.26% | -0.22% | 0.26% |
| Feb | | -0.57% | 0.01% | -0.02% | 0.52% | -0.09% |
| Mar | | 0.28% | 0.08% | -0.11% | -0.02% | 0.37% |
| Apr | | 0.08% | -0.45% | -0.14% | -0.24% | 0.49% |
| May | | 0.01% | 0.11% | -0.12% | 0.65% | -0.58% |
| Jun | | 0.12% | 0.04% | 0.01% | 0.18% | -0.14% |
| Jul | | 0.07% | 0.24% | 0.00% | 0.40% | -0.23% |
| Aug | | -0.01% | 0.34% | 0.08% | 0.01% | 0.16% |
| Sep | 0.04% | -0.41% | 0.06% | -0.22% | -0.17% | -0.12% |
| Oct | -0.32% | 0.19% | -0.10% | 0.11% | -0.66% | |
| Nov | -0.21% | 0.22% | 0.13% | -0.36% | -0.51% | |
| Dec | -0.19% | 0.08% | 0.49% | -0.10% | -0.01% | |
| Annual | -0.72% | 0.37% | 0.52% | -1.18% | -0.15% | 0.11% |

### S&P U.S. Carbon Efficient Index Monthly Annualized Tracking Error

| | 2004 | 2005 | 2006 | 2007 | 2008 | 2009 |
|---|---|---|---|---|---|---|
| Jan | | 0.83% | 1.10% | 0.64% | 1.44% | 1.43% |
| Feb | | 0.80% | 0.76% | 0.48% | 1.39% | 1.55% |
| Mar | | 0.80% | 0.73% | 0.73% | 1.22% | 1.44% |
| Apr | | 1.04% | 1.19% | 0.53% | 1.33% | 1.35% |
| May | | 0.66% | 1.08% | 0.68% | 1.13% | 1.24% |
| Jun | | 0.71% | 0.78% | 0.64% | 1.01% | 1.14% |
| Jul | | 0.69% | 0.99% | 1.32% | 2.02% | 1.12% |
| Aug | | 0.65% | 0.62% | 1.21% | 0.75% | 0.96% |
| Sep | | 0.77% | 0.80% | 0.67% | 1.83% | 0.79% |
| Oct | 0.59% | 0.82% | 0.62% | 1.23% | 2.95% | |
| Nov | 0.70% | 0.48% | 0.58% | 1.25% | 2.02% | |
| Dec | 0.53% | 0.60% | 0.85% | 0.76% | 1.87% | |
| Annual | 0.65% | 0.76% | 0.86% | 0.89% | 1.68% | 1.23% |

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.
September results shown are from Index Inception Date of September 17, 2004
Source: Standard & Poor's, Bloomberg

Deutsche Bank

page 12

Contacts

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Michael Nadel -- T. +1 212 250 8866

 Structured Equity Sales - US

T. +1 212 250 9905

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Risk Factors

LIMITED HISTORY OF THE INDEX -- Publication of the Index began on March 9,
2009. Therefore, the Index has very limited performance history, and no actual investments which allowed a tracking of the performance of the Index was possible before that date.

STANDARD & POOR'S, AS THE SPONSOR OF THE INDEX, MAY ADJUST THE INDEX IN A WAY
THAT AFFECTS ITS LEVEL --Standard & Poor's, as the sponsor of the Index, is responsible for calculating and maintaining the Index. The sponsor can make methodological changes that could affect the level of the Index. You should realize that any changes in the components of the Index, as well as changes in the components of the S&P 500 Index, may affect the Index, as any newly added component stock may perform significantly better or worse than the component stock it replaces.

INDEX STRATEGY RISK -- The Index seeks to closely track the S&P 500 Index performance with a basket of stocks having a lower carbon footprint and greenhouse gas emissions. AN INVESTMENT LINKED OR RELATED TO THE INDEX IS NOT
THE SAME AS AN INVESTMENT IN THE S&P 500 INDEX OR IN ANY OF ITS UNDERLYING
COMPONENTS. The Index may not successfully track the market performance of the
S&P 500 Index.